Exhibit 5.1

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                        Telephone:   305.892.1122
Miami, Florida 33181                                 Facsimile:     305.892.0822


January 3, 2002


National Healthcare Financial Services, Inc.
2754 W. Atlantic Blvd.
Suite 4
Pompano Beach, FL 33069

Greetings:

I have acted as special counsel to National Healthcare Financial Services, Inc., a Florida corporation (the "Corporation"), in connection with the registration of 250,000 shares its Common Stock to be sold pursuant to a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that I am of the opinion that the Corporation's Common Stock to be sold pursuant to the Registration Statement has been duly authorized and when sold and issued in accordance with the Plan of Distribution as set forth in the Registration Statement will be validly issued by the Corporation under the Florida Business Corporation Act and fully paid and non- assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                              Very truly yours,


                                              s/Joel Bernstein, Esq., P.A.
                                               Joel Bernstein, Esq., P.A.